      As filed with the Securities and Exchange Commission on May 21, 1999
                                                     Registration No. 333-______
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                         -------------------------------

                           SI DIAMOND TECHNOLOGY, INC.
             (Exact Name of Registrant as Specified in its Charter)

              TEXAS                                                                    76-0273345
  (State or Other Jurisdiction                                                      (I.R.S. Employer
of Incorporation or Organization)                                                Identification Number)

                             3006 LONGHORN BOULEVARD
                                    SUITE 107
                               AUSTIN, TEXAS 78758
                    (Address of Principal Executive Offices)
                                   (Zip Code)

         AMENDED AND RESTATED 1992 OUTSIDE DIRECTORS' STOCK OPTION PLAN
              AMENDED AND RESTATED 1992 EMPLOYEE STOCK OPTION PLAN
       AMENDED AND RESTATED 1998 DIRECTORS AND OFFICERS STOCK OPTION PLAN
                            (Full Title of the Plans)

                                                                                          Copies to:
                      DOUGLAS P. BAKER                                               DONALD T. LOCKE, ESQ.
                     VICE PRESIDENT AND                                            MATTHEW T. FRANKLIN, ESQ.
                   CHIEF FINANCIAL OFFICER                                     HASKELL SLAUGHTER & YOUNG, L.L.C.
                   3006 LONGHORN BOULEVARD                                        1200 AMSOUTH/HARBERT PLAZA
                    AUSTIN, TEXAS  78758                                            1901 SIXTH AVENUE NORTH
           (Name and Address of Agent for Service)                                 BIRMINGHAM, ALABAMA 35203
                       (512) 339-5020                                                 TEL: (205) 251-1000
(Telephone Number, including Area Code, of Agent for Service)                         FAX: (205) 324-1133

                            -------------------------

                         CALCULATION OF REGISTRATION FEE


=========================================================================================================================
                                                      Proposed Maximum         Proposed Maximum
     Title of Securities          Amount to be         Offering Price         Aggregate Offering         Amount of
      to be Registered             Registered          Per Share (1)               Price (1)         Registration Fee (1)
-------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001  6,500,000 shares (2)        $0.80                  $5,200,000            $548.22 (2)
per share
=========================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee, as determined in accordance with Rules 457(c) and 457(h), using the average of the high and low sales prices per share of SI Diamond's common stock as reported on the OTC Bulletin Board for May 17, 1999.
(2) Amount represents the total number of shares of common stock issuable pursuant to the above referenced plans, as amended, of which 4,035,000 shares were previously registered on Registration Statement Nos. 33-82666 and 333-56457, for which registration fees have previously been paid.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS


         The document(s) containing the information specified in Part I of Form S-8 will be sent or given to specified directors, officers and employees pursuant to Rule 428(b)(1) of the Securities Act of 1933 (the "Securities Act"). The documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

         Under cover of this Form S-8 is a reoffer prospectus prepared in accordance with Part I of Form S-3 under the Securities Act. The reoffer prospectus may be utilized for reoffering and resales of up to 4,420,903 shares of common stock acquired by selling shareholders through participation in SI Diamond's Amended and Restated 1992 Outside Directors' Stock Option Plan, its Amended and Restated 1992 Employee Stock Option Plan and its Amended and Restated 1998 Directors and Officers Stock Option Plan.

REOFFER PROSPECTUS

                           SI DIAMOND TECHNOLOGY, INC.

                        4,420,903 SHARES OF COMMON STOCK
                           (PAR VALUE $.001 PER SHARE)

         This Reoffer Prospectus relates to the offer and sale of shares of common stock, par value $.001 per share, of SI Diamond Technology, Inc., which may be offered from time to time by any or all of the selling shareholders named in this Reoffer Prospectus for their own benefit. The shareholders acquired these shares of common stock through the exercise of options granted to them in connection with the (1) Amended and Restated 1992 Outside Directors' Stock Option Plan, (2) Amended and Restated 1992 Employee Stock Option Plan or (3) Amended and Restated 1998 Directors and Officers Stock Option Plan. The shareholders who sell shares of common stock covered by this Reoffer Prospectus will receive all proceeds from those sales. SI Diamond will receive no part of the proceeds from the sale of the shares which may be offered by the selling shareholders, but may receive funds upon the exercise of the options pursuant to which the selling shareholders will acquire the shares covered by this Reoffer Prospectus. Any funds received by SI Diamond will be used for working capital. SI Diamond will bear all the expenses of this Registration Statement, and the selling shareholders will bear all selling and other expenses involved in their sales.

         The common stock of SI Diamond is listed and traded on the OTC Bulletin Board under the symbol "SIDT." On May 17, 1999, the last reported sale price of SI Diamond common stock on the OTC Bulletin Board was $0.82. The address and phone number of SI Diamond's principal executive offices are:

                       3006 Longhorn Boulevard, Suite 107
                               Austin, Texas 78758
                                 (512) 339-5020

         THESE SECURITIES ARE SUBJECT TO A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON PAGE 1 OF THIS REOFFER PROSPECTUS.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS REOFFER PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY SI DIAMOND OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SI DIAMOND SINCE THE DATE HEREOF. THIS REOFFER PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SHARES OFFERED HEREBY IN ANY JURISDICTION WHERE SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

                         ------------------------------

                  The date of this Prospectus is May 21, 1999.

                                TABLE OF CONTENTS


RISK FACTORS......................................................................................................1

WHERE YOU CAN FIND MORE INFORMATION..............................................................................11

DOCUMENTS INCORPORATED BY REFERENCE..............................................................................11

USE OF PROCEEDS..................................................................................................12

SELLING SHAREHOLDERS.............................................................................................12

PLAN OF DISTRIBUTION.............................................................................................13

DESCRIPTION OF SECURITIES TO BE REGISTERED.......................................................................14

LEGAL MATTERS....................................................................................................15

EXPERTS..........................................................................................................16

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...................................................................16

                                  RISK FACTORS

         The common stock being offered hereby involves a high degree of risk. You should carefully consider the following risk factors in addition to other information contained in this prospectus in deciding whether to invest in our shares of common stock.

DFE PRODUCT DEVELOPMENT IS IN ITS EARLY STAGES AND THE OUTCOME IS UNCERTAIN

         Our Diamond Field Emission ("DFE") technology, and any products that use this technology, will require significant additional development, engineering, testing and investment prior to commercialization. Our leading potential DFE product is a cathode, or light source, intended for use in a display. If the cathode is successful, a display using this cathode is also a possibility. The cathode or display may not be successfully developed. If either of these products is developed, it may not be possible to produce these products in significant quantities at a price that is competitive with other similar products.

THERE ARE NO CURRENT DFE PRODUCT REVENUES

         We currently receive no revenue from any products related to our DFE technology. The only revenues that we have received related to our DFE technology are revenues for continued research on the technology, and license payments for use of our patents. We may never receive product revenues from the DFE technology.

OUR SUCCESS IS DEPENDENT ON OUR PRINCIPAL PRODUCTS

         Our DFE technology is an emerging technology. Our financial condition and prospects are dependent upon market acceptance and sales of our DFE products and our electronic billboard and related electronic display products. Additional research and development needs to be conducted on the DFE products before marketing and sales efforts can be commenced. Market acceptance of our products will be dependent upon the perception within the electronics and instrumentation industries of the quality, reliability, performance, efficiency, breadth of application and cost effectiveness of the products. There can be no assurance that we will be able to gain commercial market acceptance for our products or develop other products for commercial use.

WE HAVE A HISTORY OF OPERATING LOSSES

         We have a history of operating losses and have never had a profitable year. The first quarter of 1999 was our first profitable quarter. We have incurred operating losses as shown below:

                YEAR ENDED DECEMBER 31                                  NET LOSS
                ----------------------                                  --------
                        1992                                          $ (1,630,978)
                        1993                                          $ (7,527,677)
                        1994                                          $ (7,255,420)
                        1995                                          $(14,389,856)
                        1996                                          $(13,709,006)
                        1997                                          $ (6,320,901)
                        1998                                          $ (3,557,548)
                        1999 (through March 31)                       $  3,445,984

         We may continue to incur additional operating losses for an extended period of time as we continue to develop products. We do, however, expect to be profitable in 1999. We may not be profitable beyond 1999. Wallace Sanders & Company, Independent Auditors of the Company, have expressed substantial doubt as to our ability to continue as a going concern based on these accumulated losses from operations. See "Independent Auditors' Report." We have funded our operations to date primarily through the proceeds from the sale of our debt and equity securities. In order to continue our transition from a contract research and development organization to an organization with ongoing operations, we anticipate that substantial product development expenditures will continue to be incurred.

WE HAVE FUTURE CAPITAL NEEDS AND THE SOURCE OF THAT FUNDING IS UNCERTAIN

         We expect to continue to incur substantial expenses for research and development, product testing, production, manufacturing, product marketing, and administrative overhead. The majority of research and development expenditures are for the development of our DFE technology and our electronic billboard product. Some of our proposed products may not be available for commercial sale or routine use for a period of one to two years. Commercialization of our existing and proposed products will require additional capital in excess of our current sources of funding. A shortage of capital may prevent us from achieving profitability for an extended period of time. Because the timing and receipt of revenues from the sale of products will be tied to the achievement of certain product development, testing, manufacturing and marketing objectives, which cannot be predicted with certainty, there may be substantial fluctuations in our results of operations. If revenues do not increase as rapidly as anticipated, or if product development and testing and marketing require more funding than anticipated, we may be required to curtail our expansion and/or seek additional financing from other sources. We may seek additional financing through the offer of debt or equity or any combination of the two at any time.

         We have developed a plan to allow us to maintain operations until we are able to sustain ourselves on our own revenue. At the present time, we have existing resources to sustain ourselves for a period of approximately 12 months from the date of this Prospectus at current spending levels. We believe that we have the ability to continue to raise short term funding, if necessary, to enable us to continue operations until our plan can be completed. Our plan is primarily dependent on raising funds through the licensing of our technology and through strategic partner and debt offerings. We are also concentrating on raising revenue by seeking customers for our electronic billboard product, which is currently under development.

         Our plan is based on current development plans, current operating plans, the current regulatory environment, historical experience in the development of electronic products and general economic conditions. Changes could occur which would cause certain assumptions on which this plan is based to be no longer valid. Our plan is primarily dependent on increasing revenues and raising additional funds through strategic partners and additional debt offerings. If adequate funds are not available from operations or additional sources of financing, we may have to eliminate, or reduce substantially, expenditures for research and development, testing and production of our products. We may have to obtain funds through arrangements with other entities that may require us to relinquish rights to certain of our technologies or products. These actions could materially and adversely affect the Company.

RAPID TECHNOLOGICAL CHANGE COULD RENDER OUR PRODUCTS OBSOLETE AND WE MAY NOT REMAIN COMPETITIVE

         The display industry is highly competitive and is characterized by rapid technological change. Our existing and proposed products will compete with other existing products and may compete against other developing technologies. Development by others of new or improved products, processes or technologies may reduce the size of potential markets for our products. There is no assurance that other products, processes or technologies will not render our proposed products obsolete or less competitive. Most of our competitors have greater financial, managerial, distribution, and technical resources than us. We will be required to devote substantial financial resources and effort to further research and development. There can be no assurance that we will successfully differentiate our products from our competitors' products, or that we will adapt to evolving markets and technologies, develop new products, or achieve and maintain technological advantages.

WE HAVE TECHNOLOGIES SUBJECT TO LICENSES

         As a licensee of certain research technologies through various license and assignment agreements with Microelectronics and Computer Technology Corporation and DiaGasCrown, Inc., we have acquired rights to develop and commercialize certain research technologies. In certain cases, agreements require us to pay royalties on the sale of products developed from the licensed technologies and fees on revenues from sublicensees. We also have to pay for the costs of filing and prosecuting patent applications. Each agreement is subject to termination by either party, upon notice, in the event of certain defaults by the other party. The payment of such royalties may adversely affect the future profitability of the Company.

OUR PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET

         Since our inception, we have focused our product development and research and development efforts on technologies that we believe will be a significant advance over currently available technologies. With any new technology, there is a risk that the market may not appreciate the benefits or recognize the potential applications of the technology. Market acceptance of our products will depend, in part, on our ability to convince potential customers of the advantages of such products as compared to competitive products. It will also depend upon our ability to train manufacturers and others to use our products. We currently have a limited marketing organization and there is no assurance that we will be able to successfully market our proposed products even if such products perform as anticipated.

WE HAVE LIMITED MANUFACTURING CAPACITY AND EXPERIENCE

         We have no established commercial manufacturing facilities in the areas in which we are conducting our principal research. The management team has commercial manufacturing and marketing experience in other industries and with other products in the display industry; however, we have no experience in manufacturing our proposed products. At the present time, we have no intention of establishing a manufacturing facility. We are focusing our efforts on licensing our technology to others for use in their manufacturing processes. We intend to contract with a qualified manufacturer for assembly services related to our electronic billboard product, which is currently under development. To the extent that any of our other products require manufacturing facilities, we intend to contract with a strategic partner or other qualified manufacturer.

WE MAY NOT BE ABLE TO MARKET AND SELL OUR PRODUCTS

         We intend to establish and develop a sales organization to promote, market, and sell our products. This may require significant additional expenditures, management resources, and training time. There can be no assurance that we will be able to establish a successful sales organization.

WE ARE DEPENDENT ON THE AVAILABILITY OF MATERIALS AND SUPPLIERS

         We anticipate that the materials to be used in producing our future products will be purchased from outside vendors. In certain circumstances, we may be required to bear the risk of material price fluctuations. We anticipate that the majority of raw materials used in products to be manufactured by the Company or its strategic partners will be readily available. However, there is no assurance that these materials will be available in the future, or if available, will be procurable at prices favorable to the Company or its strategic partners.

LOSS OF KEY PERSONNEL COULD ADVERSELY AFFECT OUR BUSINESS

         Our future success will depend on our ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense. We may not be able to attract and retain all personnel necessary for the development of our business. In addition, much of the know-how and processes developed by the Company reside in our key scientific and technical personnel. This know-how and these processes are not readily transferable to other scientific and technical personnel. The loss of the services of key scientific, technical and managerial personnel could have a material adverse effect on us.

WE MAY NOT BE ABLE TO PROVIDE SYSTEM INTEGRATION

         In order to prove that our technologies work and will produce a complete product, we must ordinarily integrate a number of highly technical and complicated subsystems into a fully-integrated prototype. There is no assurance that we will be able to successfully complete the development work on any of our proposed products or ultimately develop any marketable products.

WE MAY BE UNABLE TO ENFORCE OR DEFEND OUR OWNERSHIP AND USE OF PROPRIETARY TECHNOLOGY

         Our ability to compete effectively with other companies will depend on our ability to maintain the proprietary nature of our technology. Although we have been awarded, have filed applications for, or have been licensed technology under numerous patents, the degree of protection offered by these patents or the likelihood that pending patents will be issued is uncertain. Competitors in both the United States and foreign countries, many of which have substantially greater resources and have made substantial investment in competing technologies, may already have, or may apply for and obtain patents that will prevent, limit or interfere with our ability to make and sell our products. Competitors may also intentionally infringe on our patents. The defense and prosecution of patent suits is both costly and time-consuming, even if the outcome is favorable to the Company. In foreign countries, the expenses associated with such proceedings can be prohibitive. In addition, there is an inherent unpredictability in obtaining and enforcing patents in foreign countries. An adverse outcome in the defense of a patent suit could subject us to significant liabilities to third parties, require disputed rights to be licensed from third parties or require us to cease selling our products. Although third parties have not asserted infringement claims against us, there is no assurance that third parties will not assert such claims in the future. Claims that our products infringe on the proprietary rights of others are more likely to be asserted after commencement of commercial sales incorporating our technology.

         We also rely on unpatented proprietary technology, and there is no assurance that others will not independently develop the same or similar technology, or otherwise obtain access to our proprietary technology. To protect our rights in these areas, we require all employees and most consultants, advisors and collaborators to enter into confidentiality agreements. These agreements may not provide meaningful protection for the our trade secrets, know-how, or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how, or other proprietary information. While we have attempted to protect proprietary technology that we develop or acquire and will continue to attempt to protect future proprietary technology through patents, copyrights and trade secrets, we believe that our success will depend upon further innovation and technological expertise.

OUR REVENUES HAVE BEEN DEPENDENT ON GOVERNMENT CONTRACTS IN THE PAST

         In previous years, a significant part of our revenues were derived from contracts with agencies of the United States government. Following is a summary of those revenues in recent years:

                                                        REVENUES FROM                  PERCENTAGE OF
                YEAR ENDED DECEMBER 31              GOVERNMENT CONTRACTS               TOTAL REVENUE
                ----------------------              --------------------               -------------
                         1992                              $  930,000                         99%
                         1993                              $1,147,000                         89%
                         1994                              $  820,000                         41%
                         1995                              $1,009,000                         33%
                         1996                              $2,869,000                         50%
                         1997                              $  854,000                         24%
                         1998                              $        0                          0%

         We currently have no significant commitment for any future government funding and do not intend to seek any government funding unless it directly relates to achievement of our strategic objectives. To the extent that we are unable to obtain funding from alternate sources, this could adversely affect our ability to continue to perform research and development on our proposed products.

         Contracts involving the United States government are, or may be, subject to various risks including, but not limited to, the following:

         -        Unilateral termination for the convenience of the government

         - Reduction or modification in the event of changes in the government's requirements or budgetary constraints

         - Increased or unexpected costs causing losses or reduced profits under fixed-price contracts or unallowable costs under cost reimbursement contracts

         - Potential disclosure of our confidential information to third parties

         - The failure or inability of the prime contractor to perform its prime contract in circumstances where we are a subcontractor

         - The failure of the government to exercise options provided for in the contracts

         - The right of the government to obtain a non-exclusive, royalty free, irrevocable world-wide license to technology developed under contracts funded by the government if we fail to continue to develop the technology

YEAR 2000 ISSUES MAY EXPOSE US TO LIABILITY

         Some computers, software and other equipment include programming code in which calendar year data is abbreviated to only two digits. As a result of this design decision, some of the systems could fail to operate or fail to produce correct results if "00" is interpreted to mean 1900 rather than 2000. These problems are widely expected to increase in frequency and severity as the year 2000 approaches and are commonly referred to as the "Year 2000 Problem."

         The Year 2000 Problem presents us potential risks including, but not limited to, the following:

         - Products sold to customers - We have had very limited product sales to customers and believe that all products sold to customers are Year 2000 complaint. We believe our risk in this area is extremely limited.

         - Internal Infrastructure - We have completed an internal evaluation and have determined that all of our internal systems will be Year 2000 compliant well prior to the end of 1999. We believe our risk in this area is extremely limited.

         - Suppliers/third party relationships - There is no assurance that our suppliers or other third parties that we rely on will resolve any or all Year 2000 problems with their systems on a timely basis. Since we have no significant suppliers of product, we believe our risk is limited in this area.

         - External Infrastructure - We are dependent on other entities such as governmental units, utilities, banks, etc., that maintain an external infrastructure necessary for us to operate. Although we expect that such entities are addressing and solving their Year 2000 problems, there no assurance that these problems will be addressed and solved on a timely basis.

WE ARE EXPOSED TO MATERIAL LITIGATION

         We have been sued by a former customer of Plasmatron, one of our subsidiaries, for damages that the former customer claims that it incurred as a result of the alleged failure of the machine provided by Plasmatron to perform as intended. Various trade creditors have also filed suit to collect unpaid trade amounts due. We expect these items to be resolved with no material impact on our financial statements. If we were to become subject to a judgment that exceeds our ability to pay, that judgment could have a material impact on our financial condition and could affect our ability to continue in existence.

OFFICERS, DIRECTORS AND PRINCIPAL SHAREHOLDERS OWN OR CONTROL A LARGE NUMBER OF SHARES

         Officers, directors and principal shareholders of SI Diamond own, or have the power to vote, in the aggregate, approximately 10.2% of the voting stock of SI Diamond on an "as converted" basis. Due to the relatively large number of shares owned by these shareholders and certain provisions of SI Diamond's Amended and Restated Articles of Incorporation (the "Restated Articles") and Bylaws, it may be difficult for other shareholders to cause a change in control of SI Diamond or effect other fundamental corporate transactions if officers, directors and principal shareholders were to act as a group.

THE MARKET FOR SHARES OF SI DIAMOND COMMON STOCK IS VOLATILE

         The market price of the shares of SI Diamond common stock, like that of the common stock of many emerging technology companies, has fluctuated significantly in recent years and will likely continue to fluctuate in the future. The prices of such securities currently rise and are expected to continue to rise rapidly in response to certain events, such as announcements concerning product developments, licenses and patents, although the outcome of such events may not be fully determined. Similarly, prices of such securities may fall rapidly if unfavorable results are encountered in product development or market acceptance. In the event that SI Diamond achieves earnings from the sale of products, securities analysts may begin predicting quarterly earnings. The failure of our earnings to meet analysts' expectations could result in a significant rapid decline in the market price of our common stock. In addition, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market price of the equity securities of many technology companies and which have often been unrelated to the operating performance of those companies. Such broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the common stock.

SHARES OF OUR SERIES G PREFERRED STOCK MAY BE CONVERTED AT A DISCOUNT INTO SHARES OF SI DIAMOND COMMON STOCK

         Shares of the Company's Series G preferred stock may be convertible into SI Diamond common stock at prices which are at a discount to prevailing market prices at the time of conversion into SI Diamond's common stock. The Series G preferred stock is convertible into that number of shares of the Company's common stock determined by dividing the original issue price of the Series G preferred stock, plus an amount equal to ten percent (10%) of the issue price per annum, by $1.00. As of the date of this Prospectus, the price of the Company's common stock was below $1.00. Sales or offers to sell shares of common stock converted from this series of the Company's preferred stock could adversely affect the price of and market for SI Diamond's common stock.

SHARES OF OUR COMMON STOCK ARE ELIGIBLE FOR FUTURE SALE

         As of May 17, 1999, there were 50,865,739 shares of SI Diamond common stock outstanding, of which 43,604,154 shares of such common stock were freely tradeable without restriction or further registration under the Securities Act by persons other than "affiliates" of SI Diamond. As of that date, the remaining shares of SI Diamond common stock were deemed "restricted securities," as defined in Rule 144 under the Securities Act, and may not be resold in the absence of registration under the Securities Act or pursuant to an exemption from such registration, including exemptions provided by Rule 144 under the Securities Act. Under Rule 144, persons who have held securities for a period of at least one year may sell a limited amount of such securities without registration under the Securities Act. Rule 144 also permits, under certain circumstances, persons who are not affiliates of SI Diamond, to sell their restricted securities without quantity limitations once they have completed a two-year holding period.

         In addition to the shares of common stock which are outstanding as of May 17, 1999, 5,873,988 shares of common stock have been reserved for issuance pursuant to our stock option plans. Approximately 11,404,792 shares of common stock have also been reserved for issuance upon the exercise of warrants that have been issued by SI Diamond and 1,829,909 shares of common stock have been reserved for issuance upon conversion of the Company's Series G preferred stock.

         No prediction can be made as to the effect, if any, that future sales, or the availability of shares of SI Diamond common stock for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of SI Diamond common stock by SI Diamond or by shareholders who hold "restricted securities," or the perception that such sales may occur, could adversely affect prevailing market prices for the common stock.

PRIOR AND SUPERIOR RIGHTS OF OTHER CLASSES OF CAPITAL STOCK

         The rights of holders of the common stock to receive dividends or other payments with respect thereto are subject to any prior and superior rights of holders of SI Diamond's preferred stock. As of May 17, 1999, SI Diamond had issued and outstanding 1,550 shares of its Series G preferred stock. No current series of SI Diamond's preferred stock has rights that are prior and superior to the common stock with respect to dividends. Additionally, the holders of the Series G preferred stock are entitled to a liquidation preference over the holders of the common stock. The Board of Directors, however, has the authority to provide for the issuance of additional shares of preferred stock in one or more additional series and such shares may, in the Board's discretion, have prior and superior rights to receive dividends or other payments with respect thereto. In light of its future capital requirements, SI Diamond could issue shares of preferred stock at any time having such prior and superior rights. See "Description of Securities to be Registered".

A POSSIBLE ADVERSE EFFECT ON THE PRICE OF OUR COMMON STOCK COULD RESULT FROM SALES BY SELLING SHAREHOLDERS IN THE MARKET

         Sales of or offers to sell substantial blocks of common stock currently held by certain shareholders, or the perception by investors, investment professionals or securities analysts of the possibility that such sales may occur could adversely affect the price of and market for the common stock.

OTHER CLASSES OF CAPITAL STOCK HAVE PRIOR AND SUPERIOR RIGHTS

         The rights of holders of the common stock to receive dividends or other payments with respect thereto are subject to any prior and superior rights of holders of SI Diamond's preferred stock. As of May 17, 1999, SI Diamond had issued and outstanding 1,550 shares of its Series G preferred stock. Additionally, the holders of the Series G preferred stock are entitled to a liquidation preference over the holders of the common stock. The Board of Directors, however, has the authority to provide for the issuance of additional shares of preferred stock in one or more additional series and such shares may, in the Board's discretion, have prior and superior rights to receive dividends or other payments with respect thereto. In light of its future capital requirements, SI Diamond could issue shares of preferred stock at any time having such prior and superior rights. See "Description of Securities to be Registered".

WE HAVE NEVER PAID DIVIDENDS

         SI Diamond has never paid cash dividends on its equity securities and does not intend to pay cash dividends in the foreseeable future. To the extent SI Diamond has earnings in the future, it intends to reinvest such earnings in its business operations.

OUR RESTATED ARTICLES OF INCORPORATION AND BYLAWS MAY INHIBIT A TAKEOVER

         SI Diamond's Restated Articles and Bylaws contain a number of provisions which could make its acquisition, by means of an unsolicited tender offer, a proxy contest or otherwise, more difficult, including the following:

         - the Board is authorized to issue series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt;

         - the Board of Directors is divided into three classes of directors, with the result that approximately one-third of the Board of Directors are elected each year;

         - except in limited circumstances, no shares of SI Diamond's preferred stock may be issued or sold to any officer or director of SI Diamond or any shareholder owning more than five percent (5%) of SI Diamond's common stock without the affirmative vote of a majority of the disinterested shareholders of SI Diamond; and

OUR RESTATED ARTICLES AND BYLAWS LIMIT OUR DIRECTORS' LIABILITY AND PROVIDE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Restated Articles provide that a director of the Company will only be liable to the Company for the following:

         - breaches of his duty of loyalty to the Company and its shareholders,

         - acts or omissions not in good faith or which constitute a breach of duty of a director of the Company or involve intentional misconduct or a knowing violation of law,

         - transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office,

         - acts or omissions for which liability is specifically provided by statute, and

         - acts relating to unlawful stock purchases or payments of dividends.

Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by its directors.

         The Bylaws also provide that, under certain circumstances, the Company will indemnify its officers and directors for liabilities incurred in connection with their good faith acts for the Company. Such an indemnification payment might deplete the Company's assets. While Texas law permits a shareholder to bring a derivative action on behalf of a corporation, the law relating to the remedies available to corporate shareholders is constantly changing. Shareholders who have questions concerning the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

THERE ARE RISKS ASSOCIATED WITH FORWARD LOOKING STATEMENTS

         This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "believe", "expect", "estimate", "project", "intend", "plan", and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include statements relating to future actions, prospective products or product approvals, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results. From time to time, we also may provide oral or written forward-looking statements in other materials we release to the public.

         Any or all of our forward-looking statements in this report and in any other public statements we make may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks or uncertainties. Many factors mentioned in the following discussion - for example, product development, competition, and the availability of funding - will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially.

         We undertake no obligation to publicly update any forward-looking statements, whether as the result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our 10-QSB, 8-K, and 10-KSB reports to the SEC. Also note that we provide the following cautionary discussion of risks, uncertainties, and possibly inaccurate assumptions relevant to our business. These are factors that we think could cause our actual results to differ materially from expected and historical results. Other factors besides those listed here could also adversely affect the Company. This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                       WHERE YOU CAN FIND MORE INFORMATION

         SI Diamond has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the securities offered. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is made. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

         SI Diamond is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance with the Exchange Act files reports, proxy statements and other information with the SEC. Materials filed with the SEC by SI Diamond can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20459; and at the Regional Offices of the SEC at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60606-2511; and Seven World Trade Center, New York, new York 10048. You may obtain information on the operation of the public reference facilities by calling the SEC at 1-800-SEC-0330. Copies of such material can also be obtained at the prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. The SEC also maintains a Web site that contains reports, proxy statements, and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.

         SI Diamond's common stock is included in the OTC Bulletin Board under the symbol "SIDT."

                       DOCUMENTS INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate" into this Prospectus information we file with the Commission in other documents. This means we can disclose important information to you by referring to other documents which we have filed and contain that information. The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act (File No. 1-11602), are incorporated by reference in this prospectus and shall be deemed to be a part hereof:

                  (1) The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

                  (2) The Company's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999.

                  (3) The Company's Current Report on Form 8-K dated as of February 4, 1999.

                  (4) The Company's Current Report on Form 8-K dated as of April 16, 1999.

                  (5) The description of the Company's common stock which is contained in the Company's Registration Statement on Form 8-A filed on November 19, 1992, pursuant to
                           Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         We incorporate by reference all future documents we may file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of these shares. The information that we incorporate by reference may include documents filed after the date of this Prospectus which update and supersede the information you read in this Prospectus.

         You may request a copy of the documents incorporated by reference at no cost. Requests for copies should be directed in writing or by telephone to:

                           SI Diamond Technology, Inc.
                       3006 Longhorn Boulevard, Suite 107
                               Austin, Texas 78758
                         Attention: Corporate Secretary
                           (Telephone: (512) 339-5020)

                                 USE OF PROCEEDS

         All of the shares of common stock are being offered in this Prospectus by the selling shareholders. SI Diamond will not receive any proceeds from sales of common stock by the selling shareholders. Any funds received by SI Diamond will be used for working capital.

                              SELLING SHAREHOLDERS

         The shares of common stock offered in this Prospectus are being registered for re-offers and re-sales by selling shareholders of SI Diamond who may acquire such shares pursuant to the exercise of options granted or to be granted under the Amended and Restated Outside Directors' Stock Option Plan, the Amended and Restated 1992 Employee Stock Option Plan and the Amended and Restated 1998 Directors and Officers Stock Option Plan (collectively, the "Plans"). The selling shareholders named below may resell all, a portion, or none of the shares that they acquire or may acquire pursuant to the exercise of options under the Plans or other Option.

         Key employees deemed to be "affiliates" of SI Diamond who acquired registered common stock under the Plans may be added to the selling shareholders listed below from time to time, either by means of a post-effective amendment hereto or by use of a prospectus supplement filed pursuant to Rule 424(b) under the Securities Act. An "affiliate" is defined in Rule 405 under the Securities Act as a "person who directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with," SI Diamond.

         The following table sets forth the name of each selling shareholder, the nature of his position, office, or other material relationship with SI Diamond within the past three years, the number of shares of common stock known by SI Diamond to be beneficially owned by each selling shareholder as of May 17, 1999, the number of shares covered by this Prospectus and the number of shares and (if one percent or more) the percentage of the class to be owned by each selling shareholder if such selling shareholder were to sell all of the shares of common stock covered by this Prospectus:

                                   Number of Shares           Number of Shares       Number of Shares
Selling Shareholder                Beneficially Owned         Covered by this        to be Owned After          Percentage
                                   Prior to Offering (1)      Prospectus                 Offering                   (2)
Zvi Yaniv                               1,331,000                 1,320,000                 11,000                   *
Director, President and
Chief Operating Officer
Marc Eller                              1,343,796                 1,030,000                313,796                   *
Chairman and Chief
Executive Officer
Doug Baker                                692,000                   670,000                 22,000                   *
Chief Financial Officer and
Vice President
Ron Berman                              1,155,222                   344,383                810,839                   1.58%
Director
Igor Leontiev                             556,520                   306,520                250,000                   *
Director
Phil Shaffer                              542,702                   430,000                112,702                   *
Director
Dave Sincox                               441,213                   320,000                121,213                   *
Director
TOTALS                                  6,062,453                 4,420,903              1,641,550                   2.97%

--------------------
*Amount Represents Less Than 1%

(1) Includes shares of SI Diamond common stock underlying options granted to selling shareholders under the Plans whether or not exercisable as of, or within 60 days of, May 17, 1999.
(2) Assuming all shares that may be offered hereby are sold and based on 50,865,739 shares outstanding at May 17, 1999.

                              PLAN OF DISTRIBUTION

         Any shares of common stock sold pursuant to this Prospectus will be sold by the selling shareholders or their allowed transferees pursuant to the rules of the Securities and Exchange Commission for their own account and they will receive all proceeds from any such sales. SI Diamond will not receive any of the proceeds from the sale of shares which may be offered pursuant to this Prospectus. However, SI Diamond may receive funds upon the exercise of the options pursuant to which the selling shareholders will acquire the shares covered by this Prospectus, which funds, if any, will be used for working capital. The selling shareholders may sell shares of common stock in any of the following ways: (1) through dealers; (2) through agents; or (3) directly to one or more purchasers. The distribution of the shares of common stock may be effected from time to time in one or more transactions (which may include block transactions) on the OTC Bulletin Board (whether pursuant to Rule 144 under the Securities Act or otherwise). Any such transaction may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. If shares of common stock are sold through brokers, the selling shareholders may pay customary brokerage commission and charges. The selling shareholders may effect such transactions by selling shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The selling shareholders and any broker-dealers or agents that act in connection with the sale of the shares pursuant to this Prospectus might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts, commissions or concessions received by any such broker-dealer or agent and any profit on the resale of shares as principals might be deemed to be underwriting discounts and commissions, under the Securities Act.

                   DESCRIPTION OF SECURITIES TO BE REGISTERED

         The authorized capital stock of SI Diamond consists of 120,000,000 shares of common stock, par value $.001 per share, and 2,000,000 shares of preferred stock, par value $1 per share. The preferred stock may be issued in series and currently consists of the Series G preferred stock, of which 1,550 shares are issued and outstanding.

         The holders of common stock are entitled to one vote per share, voting with the holders of any other class of stock entitled to vote, without regard to class, on all matters to be voted on by the shareholders, including the election of directors. All issued and outstanding shares of common stock are fully paid and nonassessable. The common stock is currently listed and traded on the OTC Bulletin Board.

         Subject to any prior and superior rights of the preferred stock, the holders of common stock are entitled to receive dividends when, and if, declared by the Board of Directors from funds legally available. Currently, no series of preferred stock has rights that are prior and superior to the common stock with respect to dividends.

         In the event of any liquidation, dissolution or winding up of the affairs of SI Diamond, the holders of the common stock are entitled to receive, pro rata, any assets of SI Diamond remaining after payment has been made in full to the holders of any series of preferred stock with a liquidation preference. Currently, only the holders of Series G preferred stock are entitled to a liquidation preference.

         The preferred stock may be issued from time to time in one or more series as may be established and designated by the Board of Directors by resolution. The voting powers, preferences and relative, participating, optional and other special rights and the qualifications, limitations or restrictions of any series of preferred stock shall be as is stated in the resolution or resolutions of the Board of Directors that provides for the designation of the series. With the exception of shares issued pursuant to any duly adopted stock option plan of SI Diamond, no shares of the preferred stock may be issued to any officer or director of SI Diamond or any shareholder who directly or indirectly owns greater than five percent (5%)of the issued and outstanding voting stock of SI Diamond or any affiliate of such persons, without the affirmative vote of a majority in interest of the disinterested shareholders of SI Diamond. Under the Texas Business Corporation Act, each series of preferred stock is entitled to vote as a class with respect to a proposed amendment to SI Diamond's Amended and Restated Articles of Incorporation in certain circumstances.

         There are 3,000 shares of Series G preferred stock currently authorized for issuance, of which 1,550 shares are issued and outstanding. Subject to adjustment in certain circumstances, each share of Series G preferred stock is convertible into that number of shares of common stock determined by dividing the original issue price of the Series G preferred stock plus, an amount equal to ten percent (10%) of the issue price per annum, by $1.00.

         Except as provided by law, the holders of Series G preferred stock shall be entitled to a number of votes equal to the number of shares of common stock into which their respective shares of Series G preferred stock are then convertible using the record date for the taking of such vote of shareholders as the date as of which the conversion price is calculated. Holders of Series G preferred stock shall be entitled to notice of all shareholders meetings or written consents with respect to which they would be entitled to vote.

         In the event of any liquidation, dissolution or winding-up of the Company, either voluntary or involuntary, the holders of shares of the Series G preferred stock then issued and outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of shares of the common stock, an amount per share equal to the sum of (i) the stated value and (ii) an amount equal to ten percent (10%) of the stated value multiplied by the fraction N/365, where N equals the number of days elapsed since the issue date of the Series G preferred stock. If, upon any liquidation of the Company, the assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of the Series G preferred stock and the holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series G preferred stock the full amounts to which they shall respectively be entitled, the holders of shares of the Series G preferred stock and the holders of any other series of preferred stock with liquidation preference equal to the liquidation preference of the Series G preferred stock shall receive all of the assets of the Company available for distribution and each such holder of shares of the Series G preferred stock and the holders of any other series of preferred stock with a liquidation preference equal to the liquidation preference of the Series G preferred stock shall share ratably in any distribution in accordance with the amounts due such shareholders. After payment shall have been made to the holders of shares of the Series G preferred stock of the full amount to which they shall be entitled, as aforesaid, the holders of shares of the Series G preferred stock shall be entitled to no further distributions thereon and the holders of shares of the common stock and of shares of any other series of stock of the Company shall be entitled to share, according to their respective rights and preferences, in all remaining assets of the Company available for distribution to its shareholders.

         As of May 17, 1999, there were 50,865,739 shares of SI Diamond common stock outstanding. In addition, 5,873,988 shares of common stock have been reserved for issuance pursuant to SI Diamond's stock option plans; 11,404,792 shares of common stock have also been reserved for issuance upon the exercise of warrants that have been issued by SI Diamond; and 1,829,909 shares of common stock have been reserved for issuance upon conversion of the Series G preferred stock.

                                  LEGAL MATTERS

         The validity of the common stock offered pursuant to this Prospectus will be passed upon for SI Diamond by Haskell Slaughter & Young, L.L.C., 1200 AmSouth/Harbert Plaza, 1901 Sixth Avenue North, Birmingham, Alabama 35203.

                                     EXPERTS

         The Consolidated Balance Sheets as of December 31, 1998 and 1997 and the Consolidated Statements of Operations, Shareholders' Equity <Deficit> and cash flows for the years then ended, incorporated by reference in this prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph regarding SI Diamond's ability to continue as a going concern, of Wallace Sanders & Company, independent auditors, given on the authority of that firm as experts in accounting and auditing.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Article 2.02A(16) and Article 2.01-1 of the Texas Business Corporation Act and Article VIII of SI Diamond's Bylaws provide SI Diamond with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, SI Diamond has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors.

         Additionally, Article Seven(C) of SI Diamond's Amended and Restated Articles, provides that a director of SI Diamond is not liable to SI Diamond or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article Seven(C) does not eliminate or limit the liability of a director for:

         - breaches of his duty of loyalty to SI Diamond and its shareholders

         - acts or omissions not in good faith or which constitute a breach of duty of a director of SI Diamond or involve intentional misconduct or a knowing violation of law

         - transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office

         - acts or omissions for which liability is specifically provided by statute

         - acts relating to unlawful stock purchases or payments of dividends.

         Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director of SI Diamond existing at the time of the repeal or modification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling SI Diamond pursuant to the foregoing provisions and agreements, SI Diamond has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE

         SI Diamond Technology, Inc., a Texas corporation, incorporates by reference into this Registration Statement on Form S-8, the following documents which have previously been filed by SI Diamond with the Securities and Exchange
Commission:

                  (a) SI Diamond's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1998.

                  (b) SI Diamond's Quarterly Report on Form 10-QSB for the quarterly period ended March 31, 1999.

                  (c) SI Diamond's Current Report on Form 8-K dated February 4, 1999.

                  (d) SI Diamond's Current Report on Form 8-K dated April 16, 1999.

                  (e) The description of SI Diamond's common stock which is contained in SI Diamond's Registration Statement on Form 8-A filed on November 19, 1992, pursuant to Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

         All documents subsequently filed by SI Diamond pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining sold, shall be deemed to be incorporated by reference into and to be a part of this Registration Statement from the date of filing of such documents.

         Any statements contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement (or in any other subsequently filed document which is also incorporated by reference in this Registration Statement) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

         SI Diamond undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents referred to above that have been incorporated by reference in this Prospectus (not including exhibits to the documents that are incorporated by reference unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed in writing or by telephone to SI Diamond Technology, Inc., 3006 Longhorn Boulevard, Suite 107, Austin, Texas 78758, Attention:
Corporate Secretary (Telephone: (512) 339-5020).

ITEM 4.   DESCRIPTION OF SECURITIES

         Not applicable.

ITEM 5.   INTERESTS OF NAMED EXPERTS AND COUNSEL

         Not applicable.

ITEM 6.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article 2.02A(16) and Article 2.02-1 of the Texas Business Corporation Act and Article VIII of SI Diamond's Bylaws provide SI Diamond with broad powers and authority to indemnify its directors and officers and to purchase and maintain insurance for such purposes. Pursuant to such statutory and Bylaw provisions, SI Diamond has purchased insurance against certain costs of indemnification that may be incurred by it and its officers and directors. See "Item 9. Undertakings" for a description of the Securities and Exchange Commission's position regarding such indemnification provisions.

         Additionally, Article Seven(C) of SI Diamond's Amended and Restated Articles, provides that a director of SI Diamond is not liable to SI Diamond or its shareholders for monetary damages for any act or omission in the director's capacity as director, except that Article Seven(C) does not eliminate or limit the liability of a director for

         - breaches of his duty of loyalty to SI Diamond and its shareholders

         - acts or omissions not in good faith or which constitute a breach of duty of a director of SI Diamond or involve intentional misconduct or a knowing violation of law

         - transactions from which a director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office

         - acts or omissions for which liability is specifically provided by statute

         - acts relating to unlawful stock purchases or payments or dividends

         Article Seven(C) also provides that any subsequent amendments to Texas statutes that further limit the liability of directors will inure to the benefit of the directors, without any further action by shareholders. Any repeal or modification of Article Seven(C) shall not adversely affect any right of protection of a director of SI Diamond existing at the time of the repeal or modification.

         The foregoing discussion is not intended to be exhaustive and is qualified in its entirety by each of such documents and such statutes.

ITEM 7.    EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   EXHIBITS

          Exhibit Number                                    Description of Exhibit
          --------------                                    ----------------------
                 4.1                  Amended and Restated 1992 Outside Directors' Stock Option Plan.

                 4.2                  Amended and Restated 1992 Employee Stock Option Plan.

                 4.3                  Amended and Restated 1998 Directors and Officers Stock Option Plan.

                 5.1                  Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of SI Diamond Technology, Inc., being registered.

                23.1                  Consent of Wallace Sanders & Company

                23.2                  Consent of Haskell Slaughter & Young L.L.C. (contained in the opinion of counsel filed as Exhibit 5.1 to this Registration
                                      Statement).

                 24                   Power of Attorney (see Signature Page)

ITEM 9.   UNDERTAKINGS
         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any material information with respect
                  to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or, otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 21, 1999.


                                       SI DIAMOND TECHNOLOGY, INC.


                                       By /s/ Marc W. Eller
                                         ---------------------------------------
                                                     Marc W. Eller
                                               Chairman of the Board and
                                                Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Marc W. Eller and Douglas P. Baker, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements relating to the offering to which this Registration Statement relates, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

       Signature                             Title                                    Date
       ---------                             -----                                    ----
/s/ Marc W. Eller                      Chairman of the Board
--------------------------          and Chief Executive Officer
Marc W. Eller                          (Principal Executive Officer)              May 20, 1999

/s/ Dr. Zvi Yaniv
--------------------------          President, Chief Operating
Dr. Zvi Yaniv                              Officer and Director                   May 20, 1999

/s/ Douglas P. Baker          Vice President and Chief Financial Officer
--------------------------         (Principal Financial Officer
Douglas P. Baker                  and Principal Accounting Officer)               May 20, 1999


/s/ Ronald J. Berman
--------------------------                    Director                            May 20, 1999
Ronald J. Berman


Philip C. Shaffer
--------------------------                    Director                            May 20, 1999
Philip C. Shaffer

David R. Sincox
--------------------------                    Director                            May 20, 1999
David R. Sincox


--------------------------                    Director                            May __, 1999
Dr. Igor Leontiev

                                  EXHIBIT INDEX

     Exhibit                                                                                                         Sequential
     Number                                     Description of Exhibit                                               Page Number
     ------                                     ----------------------                                               -----------

       4.1                    Amended and Restated 1992 Outside Directors' Stock Option Plan

       4.2                    Amended and Restated 1992 Employee Stock Option Plan

       4.3                    Amended and Restated 1998 Directors and Officers Stock Option Plan

       5.1                    Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of
                              SI Diamond Technology, Inc. being registered

      23.1                    Consent of Wallace Sanders & Company

      23.2                    Consent of Haskell Slaughter & Young, L.L.C. (contained in the opinion of counsel filed on Exhibit 5.1 to this Registration Statement)

       24                     Power of Attorney (see Signature Page)